Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "ASPIRE BIOPHARMA HOLDINGS, INC.", FILED IN THIS OFFICE ON THE ELEVENTH DAY OF MAY, A.D. 2026, AT 10:34 O`CLOCK A.M.

Charuni Patibanda-Sanchez, Secretary of State

10064674 8100
SR# 20262412312

Authentication: 203888711
Date: 05-11-26

FORM OF CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
ASPIRE BIOPHARMA HOLDINGS, INC.

Aspire Biopharma Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "**Corporation**"), does hereby certify that:

FIRST: The name of the Corporation is Aspire Biopharma Holdings, Inc.

SECOND: This Certificate of Amendment (this "**Certificate of Amendment**") amends the provisions of the Corporation's Certificate of Incorporation, as amended, and any amendments thereto (the "**Certificate of Incorporation**"), last amended by a certificate of amendment to the Certificate of Incorporation filed with the Secretary of State on Delaware.

THIRD: Article Fourth of the Certificate of Incorporation is hereby amended by inserting the following previous below the last sentence in Article Fourth of the Certificate of Incorporation:

"Upon the filing of this Amendment with the Secretary of State of the State of Delaware (the "**2026 Effective Time**"), each thirty outstanding shares of Common Stock outstanding immediately prior to the Effective Time (the "**2026 Old Common Stock**") shall be combined and converted into one (1) share of Common Stock (the "**2026 New Common Stock**") based on a ratio of one share of 2025 New Common Stock for each thirty shares of 2025 Old Common Stock (the "**2026 Reverse Split Ratio**"). This reverse stock split (the "**2026 Reverse Split**") of the outstanding shares of Common Stock shall not affect the total number of shares of capital stock, including the Common Stock, that the Company is authorized to issue, which shall remain as set forth under this Article Fourth.

The 2026 Reverse Split shall occur without any further action on the part of the Corporation or the holders of shares of 2026 New Common Stock and whether or not certificates representing such holders' shares prior to the Reverse Split are surrendered for cancellation. No fractional interest in a share of 2026 New Common Stock shall be deliverable upon the 2026 Reverse Split, all of which shares of 2026 New Common Stock be rounded up to the nearest whole number of such shares. All references to "Common Stock" in these Articles shall be to the 2026 New Common Stock.

The 2026 Reverse Split will be effectuated on a stockholder-by-stockholder (as opposed to certificate-by-certificate) basis, except that the 2026 Reverse Split will be effectuated on a certificate-by-certificate basis for shares held by registered holders. For shares held in certificated form, certificates dated as of a date prior to the 2026 Effective Time representing outstanding shares of 2026 Old Common Stock shall, after the 2026 Effective Time, represent a number of shares of 2026 New Common Stock as is reflected on the face of such certificates for the 2026 Old Common Stock, divided by the 2026 Reverse Split Ratio and rounded up to the nearest whole number. The Corporation shall not be obligated to issue new certificates evidencing the shares of 2026 New Common Stock outstanding as a result of the 2026 Reverse Split unless and until the certificates evidencing the shares held by a holder prior to the 2026 Reverse Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates."

FOURTH: This amendment was duly adopted in accordance with the provisions of Sections 212 and 242 of the General Corporation Law of the State of Delaware.

FIFTH: This Certificate of Amendment shall be effective as of New York Time on the date written below.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 11th day of May, 2026.

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:34 AM 05/11/2026
FILED 10:34 AM 05/11/2026
SR 20262412312 - File Number 10064674

MA HOLDINGS, INC.

By: */s/ Kraig Higginson*

Kraig Higginson
Director and Chief Executive Officer